Exhibit 16.1

December 23, 2004

Office of the Chief Accountants

SECPS Letter File

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Re:

Xstream Beverage Network, Inc.

File Reference No 033-30158-A

We were previously the principal accountants for Xstream Beverage Network, Inc. and under the date of March 27, 2004, we reported on the consolidated financial statements of Xstream Beverage Network, Inc. and Subsidiaries as of December 31, 2003 and for the years ended December 31, 2003 and 2002.  On December 20, 2004, we were dismissed as principal accountant.  We have read Xstream Beverage Network, Inc.’s statements included in Item 4.01 (a)(i), (ii), and (iv) of the Form 8-K dated December 20, 2004 of Xstream Beverage Network, Inc. to be filed with the Securities and Exchange Commission and we agree with such statements.

Very truly yours,

SALBERG & COMPANY, P.A.

/s/ Scott D. Salberg, CPA, CVA

For the Firm